Exhibit 10.20
Execution Version
JOINT OPERATING AGREEMENT
     This JOINT OPERATING AGREEMENT (this “Agreement”) dated October 1, 2010, but effective as of July 1, 2010, between Quicksilver Resources Inc., a Delaware corporation (“KWK”), Quicksilver Gas Services LP, a Delaware limited partnership (“KGS LP”), and Quicksilver Gas Services GP LLC, a Delaware limited liability company and the general partner of KGS LP (“KGS GP” and, together with KGS LP, “KGS”). KWK and KGS may sometimes be referred to individually as a “Party” and collectively as the “Parties.”
     WHEREAS, pursuant to that certain Purchase Agreement (the “Purchase Agreement”) dated as of July 22, 2010, among First Reserve Crestwood Holdings LLC, a Delaware limited liability company (“Buyer”), KWK and certain subsidiaries of KWK (the “Selling Subsidiaries”), Buyer agreed to purchase the Holdings LLC Interests (as defined in the Purchase Agreement) from the Selling Subsidiaries and the KGS Note (as defined in the Purchase Agreement) from KWK, and KWK agreed to sell the KGS Note, and to cause the Selling Subsidiaries to sell the Holdings LLC Interests, to Buyer. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase Agreement; and
     WHEREAS, in connection with the Closing under the Purchase Agreement, the Parties desire to enter into this Agreement to provide the terms and conditions pursuant to which the construction, operation, management and maintenance of certain interests and assets owned by each of KWK and KGS in certain contract areas will be jointly conducted.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements made herein, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
Definitions
     Section 1.01. Definitions. As used herein, the following terms have the following meanings:
     “Alliance Gas Gathering Agreement” means the Gas Gathering Agreement dated as of December 1, 2009 between Cowtown Pipeline Partners L.P., as the assignee of Cowtown Pipeline L.P., and KWK (as amended or amended and restated from time to time).

     “Alliance Gas Pipelines and Related Facilities” means the Pipelines and Related Facilities associated with the Alliance Area Gathering System located in Tarrant and Denton Counties, Texas.
     “Approved Projects” means Pipelines and Related Facilities projects agreed upon by the Parties.
     “Capex Budget” means the annual budget for capital expenditures relating to Approved Projects.
     “Contract Area” means, collectively, the Contract Areas covered by all of the Gas Agreements.
     “Contract Labor” means any third party contractor utilized to perform operating, maintenance or repair activities on Quicksilver-owned Pipelines and Related Facilities.
     “Cowtown Gas Processing Agreement” means the Sixth Amended and Restated Gas Gathering and Processing Agreement dated as of September 1, 2008, between KWK, Cowtown Pipeline Partners L.P. and Cowtown Gas Processing Partners L.P. (as amended or amended and restated from time to time).
     “FTE” or “Full Time Equivalent” means any hourly or salaried KGS employee.
     “Fully burdened rate” means the rate at which KGS employees’ labor will be billed to Quicksilver. It includes base salary, 410k contribution, equity-based compensation, employee benefits, health insurance, unemployment taxes, FICA, overtime, deferred compensation, long term care insurance, accrued bonus, company vehicle insurance, vehicle lease expense, vehicle repair and maintenance expense.
     “Gas Agreement” means each of the Alliance Gas Gathering Agreement, Lake Arlington Gas Gathering Agreement and Cowtown Gas Processing Agreement.
     “Lake Arlington Gas Gathering Agreement” means the Amended and Restated Gas Gathering Agreement dated as of September 1, 2008, between Cowtown Pipeline Partners L.P., as the assignee of Cowtown Pipeline L.P., and KWK (as amended or amended and restated from time to time).
     “Lake Arlington Pipelines and Related Facilities” means the Pipelines and Related Facilities associated with the Lake Arlington Gathering System located in Tarrant County, Texas.
     “Pipelines and Related Facilities” shall mean all natural gas, natural gas liquids, water, gas lift and other pipelines including all meters, separators, dehydrators, treating or processing plants, compressors, cathodic protection, rectifiers, drip stations, pig launchers and receivers required to be constructed, installed, operated and maintained by KGS or KWK pursuant to their individual or joint obligations under the Gas Agreement(s).
     “RRC” means the Railroad Commission of Texas.
     “Support Services” means those KGS functional groups that will periodically perform work on behalf and for the sole benefit of KWK-owned assets. These services include Health, Safety and Environmental (HSE), Purchasing and Supply Chain Management, Instrumentation and Electrical Technicians and Management.
     (a) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
AFE	2.04(a)
Agreement	Preamble
Buyer	Recitals
Damages	7.02(a)
Indemnified Party	7.02(a)
Indemnifying Party	7.02(a)
KGS	Preamble
KSP GP	Preamble
KGS LP	Preamble
KGS Pipeline	2.02(a)
KWK	Preamble
KWK Pipeline	2.02(a)
Parties	Preamble
Pipeline Contractor	2.03(a)
Pipelines	2.02(a)
Purchase Agreement	Recitals
ROW Acquisition	2.02(a)
RTUs	3.01(b)
Selling Subsidiaries	Recitals
Third-Party Gas Agreement	3.01
     Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed to include any such law or statute as amended from time to time, any rules and regulations promulgated thereunder and any and all Applicable Law.
ARTICLE 2
Future Pipelines and Related Facilities Build-out and Development
     Section 2.01. General. In an effort to optimize the resources of the Parties, to ensure timely completion of the Approved Projects and to provide for the most efficient ongoing operation, management and maintenance of existing and future Pipelines and Related Facilities required under each of the Gas Agreements, KWK and KGS agree to cooperate and jointly develop the Pipelines and Related Facilities in the manner set forth in this Article 2. The Parties shall jointly cooperate each year and from time to time as required to prepare, discuss and approve the Capex Budget with respect to the KGS Pipeline; provided that the initial Capex Budget with respect to the KGS Pipeline shall be the capital expenditure budget set forth in Section 5.01(b) of the Seller Disclosure Schedules. KWK shall submit to KGS each year the Capex Budget with respect to the KWK Pipelines. The Capex Budget shall identify in sufficient detail all projects and estimated costs for the ensuing year with respect to the Pipelines and Related Facilities covered by the relevant Capex Budget.
     Section 2.02. ROW Acquisition. KWK shall direct and manage the land brokers and personnel necessary for procuring the permits, approvals and Right-of-Way (the “ROW Acquisition”) necessary for the construction and operation of the KGS gas gathering utility pipeline (including related appurtenances and facilities) (the “KGS Pipeline”) and the KWK gas lift and water lines (including related appurtenances and facilities) (the “KWK Pipelines” and, together with the KGS Pipeline, the “Pipelines”), as applicable, as contemplated by the Capex Budget. To the extent the estimated cost of the ROW Acquisition for the KGS Pipeline materially exceeds the estimated cost of such ROW Acquisition pursuant to the applicable Capex Budget, KWK shall notify KGS of such event, as soon as reasonably feasible, providing an estimate of such revised costs; provided, however, that KWK shall have authority to settle all ROW Acquisition issues, including costs and terms, subject to the approval of KGS (which approval shall not be unreasonably withheld or delayed).
     (a) The ROW Acquisition shall include applying for, and submitting information necessary to obtain, such permits, approvals and licenses required to construct and operate the Pipelines (including any construction permits as may be required by the RRC) as well as the acquisition of easements and any other Right-of-Way from the appropriate landowners in the name of KGS and KWK, as applicable, for the KGS Pipeline and the KWK Pipelines respectively.
     (b) Notwithstanding anything to the contrary herein, the Parties agree that if and to the extent KWK does not perform any of its obligations pursuant to this Section 2.02 with respect to the KGS Pipeline to the reasonable satisfaction of KGS, then, upon at least five (5) Business Days prior written notice, KGS shall have the right to perform (at KGS’s cost) such obligations with respect to the KGS Pipeline instead of KWK, it being understood that such right to substitute itself in the performance of KWK’s obligations shall be KGS’s sole remedy for any non-performance by KWK of its obligations pursuant to this Section 2.02 with respect to the KGS Pipeline, and KGS shall not have any other claim (for breach of contract or otherwise), whether in law or in equity, for any such non-performance.
     Section 2.03. Construction of Pipelines. KGS shall direct and manage all pipeline construction contractors and sub-contractors and all other Persons providing construction related services (each, a “Pipeline Contractor”) as are required for the construction and installation of the Pipelines in the same easement land area under each Party’s respective and separate Right-of-Way. The Pipelines shall be installed by such Pipeline Contractors (or, if KGS constructs or installs such Pipeline itself, KGS) in such a manner (including with all such cathodic protection) as is consistent with accepted industry standards. The Parties shall mutually agree upon the number of days for the estimated completion of the Pipelines or any segment thereof. For the avoidance of doubt, KGS will contract with such Pipeline Contractors for the construction and installation of both Parties’ Pipelines and Related Facilities in accordance with the Capex Budget. To the extent the estimated cost of the construction or installation of the KWK Pipelines materially exceeds the estimated cost of the construction or installation of such Pipelines pursuant to the applicable Capex Budget, KGS shall notify KWK of such event, as soon as feasible, providing an estimate of such revised costs; provided, however, that KGS shall have authority to settle all issues relating to the construction and installation of the Pipelines, including costs and terms, subject to the approval of KWK (which approval shall not be unreasonably withheld or delayed).
     (a) KGS shall notify KWK at least five (5) Business Days prior to the commencement of the construction of any segment of the Pipelines by any Pipeline Contractor. KGS and KWK shall hold regularly scheduled weekly meetings to discuss and report on the status of, and any progress with respect to,

(i) applications for required permits, approvals and licenses, (ii) the construction and installation of the Pipelines as well as related equipment laid or installed, as applicable, and (iii) testing, inspection and flowing of gas. KWK’s designated personnel shall have, for the purposes of inspecting and reviewing, reasonable access to any of the activities conducted hereunder and any documentation relating thereto.
     (b) Notwithstanding anything to the contrary herein, the Parties agree that if and to the extent KGS does not perform any of its obligations pursuant to this Section 2.03 with respect to the KWK Pipeline to the reasonable satisfaction of KWK, then, upon at least five (5) Business Days prior written notice, KWK shall have the right to perform (at KWK’s cost) such obligations with respect to the KWK Pipeline instead of KGS, it being understood that such right to substitute itself in the performance of KGS’s obligations shall be KWK’s sole remedy for any non-performance by KGS of its obligations pursuant to this Section 2.03 with respect to the KWK Pipeline, and KWK shall not have any other claim (for breach of contract or otherwise), whether in law or in equity, for any such non-performance.
     Section 2.04. Costs. For all Approved Projects, KWK shall prepare and submit to KGS authorizations for expenditure (“AFEs”) for the estimated acquisition costs and capital expenditure for the ROW Acquisition to the extent attributable to the KGS Pipeline. KGS shall pay to KWK, by wire transfer in immediately available funds within five (5) Business Days of receipt of the relevant AFE, the acquisition costs and capital expenditure incurred by KWK that are attributable to the KGS Pipeline.
     (a) For all Approved Projects, KGS shall prepare and submit to KWK AFEs for the estimated acquisition costs and capital expenditure for the construction and installation of the KWK Pipelines. KWK shall pay to KGS, by wire transfer in immediately available funds within five (5) Business Days of receipt of the relevant AFE, the acquisition costs and capital expenditure incurred by KGS that are attributable to the KWK Pipelines. Notwithstanding anything to the contrary in this Agreement, to the extent KGS does not hire a third-party Pipeline Constructor for the construction or installation of the KWK Pipeline but constructs or installs such Pipeline itself or requests an Affiliate of KGS to construct or install such Pipeline, the Capital Budget and AFE with respect to such Pipeline shall only reflect the actual costs incurred, or estimated to be incurred, by KGS or such Affiliate in connection with the construction or installation of such Pipeline, and KWK shall not be required to pay to KGS any amounts in excess of such actual costs with respect to the construction or installation of such Pipeline (irrespective of whether such payment is made pursuant to this Section 2.04(b) or pursuant to Section 2.04(c)).
     (b) (i) To the extent the actual acquisition costs or capital expenditure for any acquisition activity or construction or installation activity, as the case may be, differs from the estimated acquisition costs or capital expenditure for such activity pursuant to the relevant AFE, the Parties shall true each other up for any such difference within 30 days after completion of the acquisition activity or construction or installation activity, as the case may be, in question. (ii) Each Party shall have the right, upon reasonable notice, and at all reasonable times during usual business hours, to audit, examine, inspect and make copies of the books and records of the other Party relating to AFEs submitted by the other Party and/or the corresponding acquisition activities or construction and installation activities, as the case may be; provided that such right may only be exercised with respect to any books and records relating to any AFE or the corresponding acquisition activities or construction or installation activities, as the case may be, during the two-year period immediately following the completion of the relevant activities. Such right may be exercised through any agent or employee of the Party conducting such audit, examination or inspection; provided such agent or employee has been reasonably approved by the other Party. The Party conducting such audit, examination or inspection shall bear all costs and expenses incurred in connection therewith. If any Party determines during the two-year period immediately following the completion of any acquisition activities or construction or installation activities, as the case may be (irrespective of whether such determination is made as a result of any audit, examination or inspection pursuant to this clause (ii) or otherwise), that the actual acquisition costs or capital expenditure for any acquisition activity or construction or installation activity, as the case may be, differs from the estimated acquisition costs or capital expenditure for such activity pursuant to the relevant AFE, then (x) the Party making such determination shall promptly notify the other Party thereof and (y) the Parties shall true each other up for any such difference within 30 days after the Party making such determination notifies the other Party thereof.
     (c) To the extent the Parties cannot agree, within the relevant 30-day period pursuant to Section 2.04(c), on the difference between the actual acquisition costs or capital expenditure for any acquisition activity or construction or installation activity, as the case may be, and the estimated acquisition costs or capital expenditure for such activity pursuant to the relevant AFE, the Parties shall settle such dispute in accordance with the dispute resolution mechanism pursuant to the applicable Gas Agreement, which dispute resolution mechanism shall apply mutatis mutandis (provided that the provisions of Sections 7.06 through 7.08 hereof shall apply to any lawsuit of the Parties arising out of or relating to any such dispute).
     Section 2.05. Sharing of Documentation. Promptly upon receipt thereof by KWK, all surveys, as-builts, permits, approvals, licenses, agreements relating to any Right-of-Way and other documentation relating to the ROW Acquisition shall be made available by KWK to KGS to the extent such documentation relates to the KGS Pipeline.
     (a) Promptly upon receipt thereof by KGS, all surveys, as-builts, permits, approvals, licenses, agreements relating to any Right-of-Way and other documentation relating to the construction or installation of the Pipelines shall be made available by KGS to KWK to the extent such documentation relates to the KWK Pipelines.
     Section 2.06. Compliance with Procedures. Each Party shall comply, and shall ensure that its agents and contractors comply, with the other Party’s posted safety procedures when entering or performing any work in such other Party’s premises.
     Section 2.07 Limitation on Liability. EXCEPT TO THE EXTENT SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PERFORMANCE OF THE SERVICES PROVIDED BY SUCH PARTY HEREIN, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.
ARTICLE 3
SCADA Data; IT; Emergency Phone Numbers; Insurance
     Section 3.01. Collection, Management and Sharing of SCADA Data and Infrastructure. KWK will collect, control and manage the SCADA data with respect to the Pipelines and shall have open access to all infrastructure, including communication towers, that supports the collection, control and management of the SCADA data (it being understood that ownership to any SCADA meter or other SCADA infrastructure shall remain unaffected by the foregoing). KGS shall reimburse KWK for fifty percent (50%) of any costs and expenses incurred by KWK or its Affiliates in connection with the operation and maintenance of the SCADA system and infrastructure, provided that with respect to labor charges such fifty percent (50%) allocation shall be applied to the following rates : (i) one hundred percent (100%) of the fully burdened rate of one (1) SCADA administrator; (ii) twenty percent (20%) of the fully burdened rate of one (1) SCADA manager; (iii) twenty percent (20%) of the fully burdened rate of one (1) network administrator, and (iv) forty percent (40%) of the fully burdened rate of one (1) telecom administrator. KWK shall make available to KGS the SCADA data relating to each Gas Agreement, as well as SCADA data relating to each currently existing gas gathering agreement and gas processing agreement between KGS and a third party (a “Third-Party Gas Agreement”), at no additional cost to KGS, until such Gas Agreement or Third-Party Gas Agreement”), as applicable, terminates or is terminated in accordance with its terms. The Parties will negotiate in good faith as to the allocation of costs for future additional third-party meters.
     (a) KGS shall perform the installation and maintenance of the SCADA meters with respect to the Pipelines, and KWK shall perform the installation and maintenance of the Remote Telemetry Units (“RTUs”) with respect to the Pipelines (it being understood that ownership to any SCADA meter or other SCADA infrastructure shall remain unaffected by the foregoing). Notwithstanding the foregoing, KWK shall direct, specify and coordinate the materials and configuration standards required to support the maintenance and operation of the SCADA network system.
     (b) Each Party may request that new SCADA meters or RTUs be installed at the requesting Party’s cost. In such case, the Parties shall agree on who shall have ownership to any such new SCADA meter or RTU; provided that if the Parties cannot agree on who shall have such ownership, the Party requesting such installation and paying for the new SCADA meter or RTU, as the case be, shall have ownership to such new SCADA meter or RTU, but shall provide access to such meter or RTU on commercially agreeable terms to the other Party. Each new SCADA meter and RTU shall be connected to the SCADA system.
     Section 3.02. Maintenance of Insurance. Each Party agrees to purchase and maintain customary insurance coverage (consistent with accepted industry standards) for the Pipelines and Related Facilities owned by such Party.
     Section 3.03. IT; Software; Licenses; Communications. The software, licenses and communications network set forth on Schedule I, attached hereto, shall be accessed and used by both Parties subject to the terms hereof. KWK will not be liable, and KGS shall be responsible and liable for any costs and any additional terms or obligations, which may include approvals for transfer or the purchase of licenses, software, or equipment, that may be required by a vendor or licensor arising out of the access and use of the items scheduled on Schedule I.
     Section 3.04. Emergency Phone Numbers. The Parties agree that KWK shall retain all emergency phone numbers in effect on the date hereof, regardless of whether such numbers were previously held in the name of KWK, KGS or any of their respective Affiliates.
ARTICLE 4
Alliance Area Pipelines and Related Facilities
     Section 4.01. General. In an effort to operate the aforementioned pipeline system in the most efficient and cost-effective manner, KWK agrees to allow KGS to operate these assets on their behalf. KGS will operate and manage the assets and KWK shall compensate KGS, all as further described in this Article 4 and in Schedule II attached hereto.
     Section 4.02. Labor.
     (a) Fifty percent (50%) of the fully burdened rate of one (1) pipeline operator will be included in the monthly operating charge.

     (b) Thirty six percent (36%) of the fully burdened rate of one (1) pipeline administrator will be included in the monthly operating charge. This figure is calculated based on historical One-Call data for the Contract Area.
     (c) Twelve and one half percent (12.5%) of the fully burdened rate of one (1) pipeline supervisor will be included in the monthly operating charge. This figure is calculated based on fifty percent (50%) of this individual’s time being equally spent on the four (4) operating areas within the Contract Area.
     (d) Twenty five percent (25%) of the fully burdened rate of one (1) mechanic will be included in the monthly operating charge. This figure includes all Support Services as defined in Section 1.01. The intent of this calculation is to simplify accounting of each individual’s time within the Support Services category. This simplification allows for the timely execution and completion of the services.
     (e) Measurement technicians, Gas Analysts and Measurement Supervision, will be charged in accordance with the provisions of Section 6.02.
     (f) Any Contract Labor performed on the pipelines or related facilities will be sourced by KGS, coded in accordance with the KWK well coding system and billed directly to KWK.
     Section 4.03. Materials.
     (a) All material goods necessary to the safe and efficient operation of the pipelines and related facilities will be sourced by KGS employees, received onsite, coded in accordance with KWK’s well coding system and direct billed to KWK by the suppliers.
     (b) Pipeline chemicals, maintenance activities, safety and environmental charges will be billed to KWK at fifty percent (50%) of the total invoiced amount when such activity occurs in rights of way containing lines owned by both parties.
     (c) Pipeline pipe, valves and fittings will be sourced by KGS employees, received onsite, coded in accordance with KWK’s well coding system and direct billed to KWK by the suppliers.
     (d) Utility charges for cathodic protection at the Cozart Meter Site will be paid one hundred percent (100%) directly by KWK. Utility charges incurred at the other two (2) meter locations will be paid directly by KGS.
ARTICLE 5
Lake Arlington Area Pipelines and Related Facilities
     Section 5.01. General. In an effort to operate the aforementioned pipeline system in the most efficient and cost-effective manner, KWK agrees to allow

KGS to operate these assets on their behalf. KGS will operate and manage the assets and KWK shall compensate KGS, all as further described in this Article 5 and in Schedule II attached hereto.
     Section 5.02. Labor.
     (a) Fifty percent (50%) of the fully burdened rate of one (1) pipeline operator will be included in the monthly operating charge.
     (b) Three percent (3%) of the fully burdened rate of one (1) pipeline administrator will be included in the monthly operating charge. This figure is calculated based on historical One-Call data for the Contract Area.
     (c) Twelve and one half percent (12.5%) of the fully burdened rate of one (1) pipeline supervisor will be included in the monthly operating charge. This figure is calculated based on fifty percent (50%) of this individual’s time being equally spent on the four (4) operating areas within the Contract Area.
     (d) Twenty five percent (25%) of the fully burdened rate of one (1) mechanic will be included in the monthly operating charge. This figure includes all Support Services as defined in Section 1.01. The intent of this calculation is to simplify accounting of each individual’s time within the Support Services category.
     (e) Measurement technicians, Gas Analysts and Measurement Supervision will be charged in accordance with the provisions of Section 6.02.
     (f) Any Contract Labor performed on the pipelines or related facilities will be sourced by KGS, coded in accordance with KWK’s well coding system and billed directly to KWK.
     Section 5.03. Materials.
     (a) All material goods necessary to the safe and efficient operation of the pipelines and related facilities will be sourced by KGS employees, received onsite, coded in accordance with KWK’s well coding system and direct billed to KWK by the suppliers.
     (b) Pipeline chemicals, maintenance activities, safety and environmental charges will be billed to KWK at fifty percent (50%) of the total invoiced amount when such activity occurs in rights of way containing lines owned by both parties.
     (c) Pipeline pipe, valves and fittings will be sourced by KGS employees, received onsite, coded as per KWK’s well coding system and direct billed to KWK by the suppliers.

ARTICLE 6
Measurement
     Section 6.01. General. In an effort to maintain the accuracy of all measurement points and reporting within the Contract Area, KWK agrees to allow KGS to perform these measurement activities. KGS will operate and maintain the measurement assets and KWK shall compensate KGS, all as further described in this Article 6 and in Schedule II attached hereto.
     Section 6.02. Labor.
     (a) Sixty one percent (61%) of all measurement technicians employed on October 1, 2010 will be billed at their fully burdened rate on a monthly basis. This figure is calculated based on the physical meter count between KGS and KWK in the Contract Area.
     (b) Sixty one percent (61%) of all measurement supervisors employed on October 1, 2010 will be billed at their fully burdened rate on a monthly basis. This figure is calculated based on the historical allocation of company labor associated with the physical meter count between KGS and KWK in the Contract Area.
     (c) Sixty one percent (61%) of the fully burdened rate of one (1) gas analyst will be billed on a monthly basis. This figure is calculated based on the historical allocation of company labor associated with the physical meter count between KGS and KWK in the Contract Area.
     (d) Any Contract Labor utilized in conjunction with measurement activities, including but not limited to gas sampling and analysis, will be direct billed to KWK at sixty one (61%) of the total amount invoiced.
     Section 6.03. Materials. All material goods necessary to the safe and efficient operation of KWK’s measurement system will be sourced by KGS employees, received onsite, coded in accordance with KWK’s well coding system and direct billed to KWK.
     Section 6.04. Quarterly Adjustments. In an effort to maintain an equitable split of the charges associated with Measurement, both parties agree to meet quarterly in order to verify and readjust, if necessary, the allocation of charges outlined in Article 6.
ARTICLE 7
Miscellaneous
     Section 7.01. Performance Standard; Further Assurances. Each Party shall perform its obligations under this Agreement in accordance with accepted industry standards.

     (a) Subject to the terms and conditions of this Agreement, the Parties will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to carry out the provisions of this Agreement. Each Party agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to carry out expeditiously the provisions of this Agreement.
     Section 7.02. Indemnification; Claims. Each Party (the “Indemnifying Party”) shall indemnify and hold harmless the other Party and its Affiliates, shareholders, directors, officers, employees, agents, successors and permitted assigns (each, an “Indemnified Party”) from and against all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding (whether involving a third party claim or a claim solely between the Parties) but excluding any incidental, indirect or consequential damages, losses, liabilities or expenses, and lost profits except to the extent any incidental, indirect or consequential damage, loss, liability or expense, or lost profit is claimed by a third party) (“Damages”) incurred or suffered by such Indemnified Party that arises out of or relates to (i) any Pipeline owned by the Indemnifying Party or the Indemnifying Party’s operation thereof or (ii) any act or omission that constitutes gross negligence or willful misconduct by the Indemnifying Party in connection with the performance of its obligations under this Agreement (other than the obligations pursuant to Section 2.02 or Section 2.03, as the case may be, the remedies for breaches of which are governed by Section 2.02(c) and Section 2.03(c), respectively). Notwithstanding the foregoing, no Party shall have any indemnification obligation pursuant to this Section 7.02(a) for any claim by the other Party to the extent such claim results from or arises out of the gross negligence or willful misconduct of the other Party.
     (a) The provisions of Sections 12.03 and 12.04 of the Purchase Agreement regarding third-party claim procedures and direct claim procedures shall apply mutatis mutandis to any claim for indemnification pursuant to Section 7.02(a) hereof.
     (b) The provisions of this Section 7.02 shall survive the termination of any Gas Agreement or any provision of this Agreement.
     Section 7.03. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given, if to KGS, to:
Quicksilver Gas Services GP LLC
717 Texas Avenue, Suite 3150
Houston, Texas 77002

Attention: Robert G. Phillips
Facsimile No.: 832-519-2250
     if to KWK, to:
Quicksilver Resources Inc.
806 Cherry Street
Suite 3700, Unit 19
Fort Worth, TX 76102
Facsimile No.: 817-665-5021
or such other address or facsimile number as such Party may hereafter specify in writing for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed duly given when delivered personally (including by courier or overnight courier with confirmation), via facsimile (with confirmation) or delivered by an overnight courier (with confirmation), if, in any such case, confirmation is obtained prior to 5 p.m. in the place of receipt and such day is a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day.
     Section 7.04. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.
     (a) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 7.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party; provided, however, that notwithstanding the foregoing, each Party may assign all or any portion of this Agreement to any subsidiary or Affiliate of such Party provided that no such assignment by such Party shall in any way affect such Party’s obligations or liabilities under this Agreement.
     Section 7.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Texas, without regard to the conflicts of law rules thereof.

     Section 7.07. Jurisdiction. The Parties agree and consent that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be subject to the exclusive jurisdiction of any federal or state court located in Tarrant County, Texas (and, in each case, of the appropriate appellate courts therefrom), and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 7.03 shall be deemed effective service of process on such Party.
     Section 7.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 7.09. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and permitted assigns.
     Section 7.10. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.
     Section 7.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
[Remainder of page intentionally left blank; next page is signature page]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

QUICKSILVER RESOURCES INC.
By:	/s/ Glenn Darden
	Name:	Glenn Darden
	Title:	President and Chief Executive Officer

QUICKSILVER GAS SERVICES LP
By:	Quicksilver Gas Services GP LLC, its general partner

By:	/s/ Robert G. Phillips
	Name:	Robert G. Phillips
	Title:	President

QUICKSILVER GAS SERVICES GP LLC
By:	/s/ Robert G. Phillips
	Name:	Robert G. Phillips
	Title:	President

[Signature page to Joint Operating Agreement]

Schedule I
IT, Software, License, Communication
(Attached)

KGS IT Provided by Quicksilver Resources Inc. as part of the Joint Operating Agreement

	Product/ Vendor/		End State
Business Function	Supplier	Description	Group
SCADA	Cygnet	Well RTU Data Collection of production data and statistics. Collects custody transfer qualified data for revenue settlement & provides remote well site monitoring, control & ESD	JOA

RTU configuration software	Bristol configuration software	3rd party software	JOA

Field Wireless	Freewave Cellular	Meter RTU communications provided by Freewave radios & in some instances	JOA
via cellular modems in support of SCADA system

Radio configuration	Freewave utility	3rd party software	JOA

Generation of volume allocations and revenue	Quorum Business Solutions	KWK retaining ownership of license as of close, KGS will be responsible for any	JOA
interfaces (TIPS)		incremental license expense.

RTU configuration software	PCCU	For Totalflow RTUs	JOA

Schedule II
Operating Costs

LAKE
	ALLIANCE	ARLINGTON	COMMENTS

LABOR
Mechanic	0 FTE	0 FTE

Pipeline Operator	50.0% x 1 FTE	50.0% x 1 FTE	1 P/L Operator is evenly split between Lake Arlington & Alliance

Pipeline Administration	36.0% x 1 FTE	3.0% x 1 FTE	50% total of 1 FTE Pipeline Administrator split based on historic One Call activity levels

Pipeline Supervision	12.5% x 1 FTE	12.5% x 1 FTE	50% total of 1 FTE Pipeline Supervisor; evenly split across the Contract Area

Plant Superintendent	0 FTE	0 FTE	25% total of 1 FTE Plant Superintendent to cover AH

Support Services	25% x 1 FTE	25% x 1 FTE	Includes HSE, Purchasing, I&E Technicians and I&E Management; billed at 1 FTE Mechanic rate

Measurement Technician	(see measurement sec)	(see measurement sec)	(see measurement sec)

Gas Analyst	(see measurement sec)	(see measurement sec)	(see measurement sec)

Measurement Supervision	(see measurement sec)	(see measurement sec)	(see measurement sec)

Contract Labor	direct billed to KWK	direct billed to KWK	direct billed to KWK

MATERIALS

Plant Inlet Separation	N/A	N/A	N/A

Plant Gas Compression	N/A	N/A	N/A

Plant Repair & Overhaul	N/A	N/A	N/A

Plant Glycol Dehy	N/A	N/A	N/A

Plant Communications	N/A	N/A	N/A

Plant Pipe, Valves & Fittings	N/A	N/A	N/A

Plant Buildings &	N/A	N/A	N/A

LAKE
	ALLIANCE	ARLINGTON	COMMENTS

LABOR

Grounds

Plant Utility System	N/A	N/A	N/A

Plant Safety & Environmental	N/A	N/A	N/A

Pipeline Chemicals	50.0% actual expenses	50.0% actual expenses	50.0% actual expenses

Pipeline Pipe, Valves & Fittings	as needed	as needed	as needed

Pipeline Maintenance Activities	50.0% actual expenses	50.0% actual expenses	50.0% actual expenses

Pipeline Safety & Environmental	50.0% actual expenses	50.0% actual expenses	50.0% actual expenses